SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

MAGUIRE PROPERTIES INC.

(Name of issuer)

COMMON STOCK, Par Value $0.01 Per Share

(Title of Class of Securities)

559775101

(CUSIP Number)

December 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 559775101	Page 2 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Master Fund, Ltd. [1]
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 519,000 (See Item 4)
	6	Shared voting power
	7	Sole dispositive power 519,000 (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person 519,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.08%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

[1]

In addition to the 519,000 shares, AMF owns, AMF can be deemed the beneficial owner of an additional 1,375,152 shares of the Company’s Common Stock by virtue of its ownership of 94.13% of the equity interest in Atlas Financial Master Fund, Ltd. (“AFF”).

CUSIP No. 559775101	Page 3 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Global, LLC. [2]
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 519,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 519,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 519,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.08%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

[2]

In addition to the 519,000 shares, AG owns, AG can be deemed to beneficially own an additional 1,375,152 shares of the Company’s Common Stock by virtue of its ownership of 12.36% of the equity interest in Atlas Master Fund, Ltd. (“AMF”).

CUSIP No. 559775101	Page 4 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Global Investments, Ltd. [3]
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 519,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 519,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 519,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.08%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

[3]

In addition to the 519,000 shares, AGI owns, AGI can be deemed to beneficially own an additional 1,375,152 shares of the Company’s Common Stock by virtue of its ownership of 74.77% of the equity interest in AMF.

CUSIP No. 559775101	Page 5 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Institutional Fund, Ltd. [4]
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 519,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 519,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 519,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.08%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

[4]

In addition to the 519,000 shares, AIF LTD owns, AIF LTD can be deemed to beneficially own an additional 1,375,152 shares of the Company’s Common Stock by virtue of its ownership of 9.14% of the equity interest in AMF.

CUSIP No. 559775101	Page 6 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Institutional Fund, LLC [5]
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 519,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 519,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 519,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.08%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

[5]

In addition to the 519,000 shares, AIF LLC owns, AIF LLC can be deemed to beneficially own an additional 1,375,152 shares of the Company’s Common Stock by virtue of its ownership of 1.73 % of the equity interest in AMF.

CUSIP No. 559775101	Page 7 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Financial Master Fund Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power 1,375,152
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 1,375,152
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 1,375,152 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 2.87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 8 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Financial Fund, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 1,375,152
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 1,375,152
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 1,375,152 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 2.87%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 9 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Fundamental Trading Master Fund Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power 483,900
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 483,900
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 483,900 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.01%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 10 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Fundamental Trading Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 483,900
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 483,900
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 483,900 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.01%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 11 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Fundamental Trading Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power 483,900
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 483,900
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 483,900 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 1.01%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 12 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Fundamental Trading Leveraged Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 73,700
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 73,700
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 73,700 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 0.15%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 13 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Atlas Leveraged Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 137,100
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 137,100
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 137,100 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) .29%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 14 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Balamat Cayman Fund Limited
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power 115,600
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 115,600
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 115,600 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) .24%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 15 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Balyasny Dedicated Investor Master Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power 415,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 415,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 415,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) .87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 16 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Balyasny Dedicated Investor Offshore Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	5	Sole voting power 415,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 415,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 415,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) .87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 17 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Balyasny Dedicated Investor Onshore Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 415,000
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 415,000
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 415,000 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) .87%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 18 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Balyasny Asset Management L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power (See Item 4)
	6	Shared voting power None
	7	Sole dispositive power 3,119,452 (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person 3,119,452 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 6.51%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 559775101	Page 19 of 36 Pages

1	Names of reporting persons I.R.S. identification nos. of above persons (entities only) Dmitry Balyasny
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 3,119,452 (See Item 4)
	6	Shared voting power None
	7	Sole dispositive power 3,119,452 (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person 3,119,452 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 6.51%
12	Type of reporting person* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Maguire Properties Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

355 South Grand Avenue Suite 3300 Los Angeles, California 90071

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, LTD., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 12.36% of the equity interests in AMF.

(3) Atlas Global Investments, LTD., a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 74.77% of the equity interests in AMF.

(4) Atlas Institutional Fund, LTD., a Cayman Islands corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF, LTD. owns 9.14% of the equity interests in AMF.

(5) Atlas Institutional Fund, LLC, a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.AIF, LLC owns 1.73% of the equity interests in AMF.

(6) Atlas Financial Master Fund, LTD, a Cayman Islands corporation (“AFF Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(7) Atlas Financial Fund, LLC, a Delaware limited liability company (“AFF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFF, LLC owns 5.87% of the equity interests in AFF Master.

(8) Atlas Master Fund, LTD., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AMF, LTD owns 94.13% of the equity interests in AFF Master.

(9) Atlas Fundamental Trading Master Fund Ltd., a Cayman Islands corporation (“AFT Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(10) Atlas Fundamental Trading Fund, LP., a Delaware limited liability company (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 15.76% of the equity interests in AFT Master.

(11) Atlas Fundamental Trading Fund, LTD., a Cayman Islands corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AFT LTD owns 84.17% of the equity interests in AFT Master.

(12) Atlas Fundamental Leveraged Trading Fund, L.P., a Delaware limited liability company (“AFTL”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(13) Atlas Leveraged Fund, L.P. is a Delaware limited liability company (“ALF”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(14) Balamat Cayman Fund Limited, a Cayman Islands corporation (“BCF1”), with its principal business office at c/o Citi Hedge Fund Services (Cayman), Ltd., P.O. Box 10293, 5th Floor, Cayman Corporate Centre, 27 Hospital Road, Georgetown, Grand Cayman KY1-1003, Cayman Islands, British West Indies.

(15) Balyasny Dedicated Investor Master Fund, LTD., a Cayman Islands corporation (“BDI Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(16) Balyasny Dedicated Investor Offshore Fund, LTD., a Cayman Islands corporation (“BDI LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. BDI LTD owns 72.38% of the equity interests in BDI Master.

(17) Balyasny Dedicated Investor Onshore Fund, LP., a Delaware limited liability company (“BDI LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BDI LP owns 27.59% of the equity interests in BDI Master.

(18) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LTD, AIF LLC, AFF MASTER, AFF LLC, AFT MASTER, AFT LP, AFT LTD, AFTL, ALF, BCF1, BDI MASTER, BDI LTD, and BDI LP.

(19) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 per Share

	(e)	CUSIP Number:

559775101

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 20 of 36 Pages

Item 4	Ownership:

AMF[6]

	(a)	Amount Beneficially Owned:

519,000

	(b)	Percent of Class:

1.08%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

519,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

519,000

(iv) shared power to dispose or to direct disposition of:

None

AG

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.36% of the equity interest in AMF, AG may be deemed to beneficially own the 519,000 shares of the Company’s Common Stock beneficially owned by AMF.

519,000

	(b)	Percent of Class:

1.08%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

519,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

519,000

(iv) shared power to dispose or to direct disposition of:

None

[6]

In addition to the 519,000 shares AMF owns, AMF can be deemed the beneficial owner of an additional 1,375,152 shares of the Company’s Common Stock by virtue of its ownership of 94.13% of the equity interest in Atlas Financial Master Fund Ltd.

Page 21 of 36 Pages

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 74.77% of the equity interest in AMF, AGI may be deemed to beneficially own the 519,000 shares of the Company’s Common Stock beneficially owned by AMF.

519,000

(b)	Percent of Class:

1.08%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

519,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

519,000

(iv) shared power to dispose or to direct disposition of:

None

AIF, LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 9.14% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 519,000 shares of the Company’s Common Stock beneficially owned by AMF.

519,000

Page 22 of 36 Pages

(b)	Percent of Class:

1.08%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

519,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

519,000

(iv) shared power to dispose or to direct disposition of:

None

AIF, LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 1.73% of the equity interest in AMF, AIF, LLC may be deemed to beneficially own the 519,000 shares of the Company’s Common Stock beneficially owned by AMF.

519,000

(b)	Percent of Class:

1.08%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

519,000

(ii) shared power to vote or to direct vote:

None

Page 23 of 36 Pages

	(iii)	sole power to dispose or direct disposition of:

519,000

	(iv)	shared power to dispose or to direct disposition of:

None

AFF MASTER

(a)	Amount Beneficially Owned:

1,375,152

(b)	Percent of Class:

2.67%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

1,375,152

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

1,375,152

	(iv)	shared power to dispose or to direct disposition of:

None

Page 24 of 36 Pages

AFF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 5.87% of the equity interest in AFF MASTER, AFF LLC may be deemed to beneficially own the 1,375,152 shares of the Company’s Common Stock beneficially owned by AFF MASTER.

1,375,152

(b)	Percent of Class:

2.67%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,375,152

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,375,152

(iv) shared power to dispose or to direct disposition of:

None

AMF

(a)	Amount Beneficially Owned:

By virtue of its ownership of 94.13% of the equity interest in AFF MASTER, AMF may be deemed to beneficially own the 1,375,152 shares of the Company’s Common Stock beneficially owned by AFF MASTER.

1,375,152

Page 25 of 36 Pages

(b)	Percent of Class:

2.67%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,375,152

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,375,152

(iv) shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

483,900

(b)	Percent of Class:

1.01%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

483,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

483,900

Page 26 of 36 Pages

(iv) shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 15.76% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 483,900 shares of the Company’s Common Stock beneficially owned by AFT MASTER.

483,900

(b)	Percent of Class:

1.01%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

483,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

483,900

(iv) shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 84.17% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 483,900 shares of the Company’s Common Stock beneficially owned by AFT MASTER.

483,900

Page 27 of 36 Pages

(b)	Percent of Class:

1.01%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

483,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

483,900

(iv) shared power to dispose or to direct disposition of:

None

AFTL

(a)	Amount Beneficially Owned:

73,700

(b)	Percent of Class:

.11%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

73,700

(ii) shared power to vote or to direct vote:

None

Page 28 of 36 Pages

(iii) sole power to dispose or direct disposition of:

73,700

(iv) shared power to dispose or to direct disposition of:

None

ALF

(a)	Amount Beneficially Owned:

137,100

(b)	Percent of Class:

.29%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

137,100

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

137,100

(iv) shared power to dispose or to direct disposition of:

None

BCF1

(a)	Amount Beneficially Owned:

115,600

Page 29 of 36 Pages

(b)	Percent of Class:

.17%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

115,600

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

115,600

	(iv)	shared power to dispose or to direct disposition of:

None

BDI MASTER

(a)	Amount Beneficially Owned:

415,000

(b)	Percent of Class:

.87%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

415,000

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

415,000

	(iv)	shared power to dispose or to direct disposition of:

None

Page 30 of 36 Pages

BDI LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 72.38% of the equity interest in BDI MASTER, BDI LTD may be deemed to beneficially own the 415,000 shares of the Company’s Common Stock beneficially owned by BDI MASTER.

415,000

(b)	Percent of Class:

.87%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

415,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

415,000

(iv) shared power to dispose or to direct disposition of:

None

BDI LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 27.59% of the equity interest in BDI MASTER, BDI LP may be deemed to beneficially own the 415,000 shares of the Company’s Common Stock beneficially owned by BDI MASTER.

415,000

Page 31 of 36 Pages

(b)	Percent of Class:

.87%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

415,000

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

415,000

(iv) shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LTD, AIF LLC, AFF MASTER, AFF LLC, AFT MASTER, AFT LP, AFT LTD, AFTL, ALF, BCF1, BDI MASTER, BDI LTD, and BDI LP, BAM may be deemed to beneficially own the 3,119,452 shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LTD, AIF LLC, AFF MASTER, AFF LLC, AFT MASTER, AFT LP, AFT LTD, AFTL, ALF, BCF1, BDI MASTER, BDI LTD, and BDI LP.

3,119,452

(b)	Percent of Class:

6.51%

Page 32 of 36 Pages

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

3,119,452

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

3,119,452

	(iv)	shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 3,119,452 shares of the Company’s Common Stock beneficially owned by BAM.

3,119,452

(b)	Percent of Class:

6.51%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

3,119,452

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

3,119,452

	(iv)	shared power to dispose or to direct disposition of:

None

Page 33 of 36 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 34 of 36 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010.

ATLAS MASTER FUND, LTD		ATLAS FUNDAMENTAL TRADING FUND LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL, LLC		ATLAS FUNDAMENTAL LEVERAGED TRADING FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative and Executive Officer

ATLAS GLOBAL INVESTMENTS, LTD		ATLAS LEVERAGED FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD		BALAMAT CAYMAN FUND LIMITED

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LLC		BALYASNY DEDICATED INVESTOR MASTER FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 35 of 36 Pages

ATLAS FINANCIAL MASTER FUND LTD		BALYASNY DEDICATED INVESTOR OFFSHORE FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FINANCIAL FUND, LLC.		BALYASNY DEDICATED INVESTOR ONSHORE FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative and Executive Officer

ATLAS FUNDAMENTAL TRADING MASTER FUND, LTD		BALYASNY ASSET MANAGEMENT, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, LP		DMITRY BALYASNY

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 36 of 36 Pages